UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2007
CHECKFREE CORPORATION
(Exact Name of Registrant as specified in its charter)

Delaware	0-26802	58-2360335
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)
4411 East Jones Bridge Road
Norcross, Georgia 30092
(678) 375-3000
(Address, including zip code, and telephone number
including area code of Registrant’s
principal executive offices)
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) On May 2, 2007, CheckFree Corporation’s (“CheckFree”) Board of Directors elected C. Beth Cotner, CFA as a Class III director with a term expiring at the 2007 Annual Meeting of Stockholders to fill a vacancy in that class. Ms. Cotner has been appointed to the Audit Committee and the Compensation Committee of CheckFree’s Board of Directors.
     Ms. Cotner will receive 25% of the annual compensation paid to non-management (outside) directors for her service during the remainder of fiscal 2007. Ms. Cotner will receive a fee of $12,500 for her service on the Board, a fee of $1,250 for her service on the Audit Committee, and a fee of $625 for her service on the Compensation Committee. In addition, on May 2, 2007, Ms. Cotner received $20,000 worth of restricted stock, or 593 shares, valued at the closing price of CheckFree common stock on May 1, 2007. Such shares of restricted stock will vest on August 4, 2007.
     On November 3, 2005, the Board of Directors approved the granting of stock options to newly elected non-management directors upon initial election to the Board of Directors. Thus, on May 2, 2007, Ms. Cotner received stock options to purchase 10,000 shares of CheckFree common stock at an exercise price of $33.69 per share (valued at the closing price of CheckFree common stock on May 1, 2007), which options vest 20% per year of service from the date of grant and expire on May 2, 2017.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CheckFree Corporation

Date: May 3, 2007	By:	/s/ David E. Mangum

David E. Mangum, Executive Vice President and Chief Financial Officer